Exhibit 99.1

BELMOND LTD.
(the "Company")

Corporate Governance Guidelines*

The Board of Directors (the "Board") of the Company has adopted the following Corporate Governance Guidelines (these “Guidelines”) to promote the effective functioning of the Board and its committees.

I. SIZE AND COMPOSITION OF THE BOARD, DIRECTOR QUALIFICATIONS AND INDEPENDENCE

The Nominating and Governance Committee is responsible for:

•	reviewing and evaluating the size, composition, function and duties of the Board consistent with its needs;

•
identifying individuals qualified to become members of the Board, considering such factors as experience, accomplishments, skills, integrity, competence and dedication in the context of the Board’s needs;

•	recommending that the Board select the Director nominees for the next annual general meeting of shareholders; and

•	making recommendations to the Board as to determinations of Director independence.

A majority of members of the Board shall be “independent directors” as determined by the Board and shall satisfy the Requirements for Director Independence attached as Exhibit A to these Guidelines (subject to waiver of any such requirement that may be approved by the Board). The Company shall disclose the Board's determination of Director independence in each year's Form 10-K annual report of the Company.

A member of the Board who will be 75 years old at the next annual general meeting of shareholders will not stand for re-election and will retire from the Board at that meeting.

II. DIRECTOR RESPONSIBILITIES

The Board is elected by the shareholders. The primary responsibility of the Board is to exercise its duty to act in the best interests of the Company as determined by the Board in the Directors' reasonable judgment.

Board members are expected to attend Board meetings and meetings of committees on which they serve, and to meet as frequently as necessary to discharge properly their responsibilities. Materials and information that are important to the Board’s understanding of the business to be conducted at a Board or committee meeting should generally be distributed

* As adopted by the Board of Directors on October 4, 2004 and amended on April 21, 2011, June 13, 2011, September 23, 2013 and June 20, 2014.

to the Directors in advance of the meeting. Directors should review these materials prior to the meeting.

III. BOARD COMMITTEES

The Board shall have an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee. All of the members of these committees shall be "independent directors" as determined by the Board and shall satisfy the Requirements for Director Independence attached as Exhibit A to these Guidelines (subject to waiver of any such requirement that may be approved by the Board).

Unless a Chairperson of any of these committees is appointed by the full Board, the members of a Committee may appoint a Chairperson by majority vote of the full Committee membership.

Committee members are appointed by the Board from time to time and may be removed by the Board at any time. Committee members shall be appointed based on their experience, accomplishments, skills, integrity, competence and dedication.

Each of the committees shall operate pursuant to its own written charter. These charters shall, among other things, set forth the purpose, goals and responsibilities of the particular committee, the procedures for appointment and removal and committee structure and operations, as well as reporting to the Board. The charters shall also provide for an annual evaluation of each committee’s performance.

IV. BOARD EXECUTIVE SESSIONS

The nonexecutive and independent Directors of the Board shall meet at regularly scheduled executive sessions without the executive and non-independent Directors or other Company management present. The Company shall disclose the method by which interested parties may communicate directly with the Company's nonexecutive and independent Directors in each year's Form 10-K annual report of the Company.

V. DIRECTOR ACCESS TO MANAGEMENT AND INDEPENDENT ADVISORS

Directors shall have full and free access to the Company’s senior management, officers and employees.

The Board and the Audit, Compensation and Nominating and Governance Committees have the authority to retain and terminate independent legal, financial or other advisors as the Board or its committees deem appropriate, and the Company will provide funding, as determined by the Board or committee, as the case may be, for compensation of any advisers that the Board or committee, as the case may be, engages.

VI. DIRECTOR COMPENSATION

The form and amount of Director compensation will be determined by the Board. The Board shall conduct an annual review of Director compensation.

The Board should compare the Directors’ compensation with that of other public companies of comparable size.

VII. DIRECTOR STOCK OWNERSHIP

The Board believes that Directors should hold meaningful equity ownership positions in the Company. The Company has adopted the following Director share ownership guideline:

Directors are required to own an amount of class A common shares worth at least three times the annual Board equity compensation amount, with the shares owned to be valued at the higher of cost or current market value. Directors in office on July 1, 2014 should acquire sufficient shares within five years of that date, and new directors elected in the future should acquire sufficient shares within five years of joining the Board. If the annual Board equity compensation amount is increased in the future, the Board should decide at the time whether to extend the five-year period.

VIII. DIRECTOR COMMUNICATIONS WITH THIRD PARTIES

Unless otherwise indicated in these Guidelines or the Company’s policies, all requests for communications with individual Directors or the Board by shareholders, analysts, media outlets or other interested persons shall initially be made or referred to the Company’s President. Generally, management speaks for the Company, and the Chairman speaks on behalf of the Board. Other communications between individual Directors and interested parties may be held at the request of the Board.

IX. SIMULTANEOUS SERVICE ON OTHER PUBLIC COMPANY BOARDS

A Director must notify the Chairman of the Nominating and Corporate Governance Committee prior to accepting any invitation to serve on another public company board or, if a significant time commitment is expected, on a private company board or not-for-profit/tax-exempt board or with a government or advisory group, in order for the Company to confirm the absence of any actual or potential conflict of interest.

A nonexecutive Director may not serve on more than six public company boards, including the Company’s Board, and a nonexecutive Director who is also the chief executive officer or chairperson of another public company may not serve on more than three public company boards, including the Company’s Board.

A member of the Audit Committee may not serve on the audit committee of more than three public company boards, including the Company’s Board.

Executive Directors may not serve on more than three public company boards, including the Company’s Board.

X. DIRECTOR ORIENTATION AND CONTINUING EDUCATION

All new members of the Board are required to participate in the Company’s orientation program for Directors. The orientation program will include:

•	discussions with and presentations by senior management,

•	review of the Company’s financial position,

•	an overview of the industry in which the Company operates and competes,

•	an introduction to the regulatory and legal environments that affect the Company’s business and the Directors’ fiduciary duties, and

•	visits at appropriate times, such as in-person Board meetings, at the Company’s properties.

The Company shall provide educational opportunities to Directors to be informed about the Company’s activities and to perform their duties.

XI. MANAGEMENT EVALUATION AND SUCCESSION

The Compensation Committee shall conduct an annual performance review of the senior executives.

The Board shall be responsible for considering and establishing policies and plans regarding the succession of the Company’s senior management, and the policies and plans regarding succession in the event of emergency or the unexpected retirement of the Company’s President or Chairman.

XII. REPORTING VIOLATIONS

Any executive officer of the Company that becomes aware of any material non-compliance with the Company’s Code of Business Conduct and Ethics, any applicable provision of the Corporate Governance listing standards of the New York Stock Exchange, or law, rule or regulation must promptly notify the President or Chairman or the Board.

XIII. ANNUAL PERFORMANCE EVALUATION OF THE BOARD

The Board will review the performance of the Board and its committees annually to determine whether it and they are functioning effectively. The Nominating and Governance Committee will oversee the evaluation of the Board and committee evaluation process.

XIV. PUBLICATION

The Company shall publish these Guidelines on the Company's website, along with the Charters of the Board's Audit Committee, Nominating and Governance Committee and Compensation Committee and the Company's Code of Business Conduct and Ethics, and

disclose their availability either on the website or from the Company Secretary in each year's Form 10-K annual report of the Company.

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Exhibit A

Requirements for Director Independence

A Director will be considered independent only if the Board of Directors (the "Board") has affirmatively determined that the Director has no material relationship with Belmond Ltd. or any subsidiary (together, the "Company") either directly or as a partner, shareholder or officer of an organization that has a material relationship with the Company. In addition, except as otherwise expressly waived by the Board, Directors with the following relationships will not be deemed independent:

•	a Director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company;

•
a Director has received, or has an immediate family member who has received, during any 12-month period within the last three years more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•
a Director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor, a Director is a current employee of such a firm, a Director has an immediate family member who is a current employee of such a firm and who personally works on the Company’s audit, or a Director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time;

•
a Director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that other company’s compensation committee; or

•
a Director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

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